Exhibit 4.2

NOTE ABOUT TRANSLATION:
This document is an English translation of a document prepared in Dutch, which deed will be executed in the Dutch language. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION
(ABC Technologies B.V.)

This 7 day of November two thousand nineteen, there appeared before me, Rudolf van Bork, civil law notary officiating in Amsterdam, the Netherlands:

Louise Petertje Hoeke, employee of Loyens & Loeff N.V with office address Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands.

The person appearing declared the following:

on the 7 day of November two thousand two thousand nineteen the general meeting of ABC Technologies B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amstelveen, the Netherlands, and its registered office address at Walaardt Sacréstraat 425, 1117 BM Schiphol, the Netherlands, registered with the Dutch trade register under number 72273917 (Company), resolved to partially amend the articles of association of the Company, as well as to authorise the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a shareholders' resolution, a copy of which shall be attached to this deed (Annex).

The articles of association of the Company were most recently amended by a deed, executed on the third day of July two thousand nineteen before J.H.J. Preller, civil law notary officiating in Rotterdam, the Netherlands.

In implementing the aforementioned resolution, the articles of association of the Company are hereby amended as follows

1	Amendment A

In Article 1, paragraph 1, after the definition “Person with Meeting Rights”, a new definition is inserted, reading as follows:

"Preferred Shares	the Series A Shares and the Series A‑1 Shares.".

2	Amendment B

In Article 1, paragraph 1, after the definition “Series A Shares” a new definition is inserted, reading as follows:

"Series A‑1 Shares
the series A‑1 shares in the capital of the Company, having a nominal value of one thousandth United States dollar (USD 0.001) and having attached thereto the rights and privileges and being subject to the limitations and restrictions set out in these articles of association.".

3	Amendment C

In Article 1, paragraph 1, the definition “Shareholders Agreement” is amended and shall read as follows:

"Shareholders Agreement	the shareholders agreement dated the third day of July two thousand nineteen among the Shareholders party thereto and the Company, as amended and/or supplemented from time to time.".
4	Amendment D

Article 4, paragraphs 1 up to and including 3 are amended and shall read as follows:

"4.1	The share capital of the Company is divided into three separate classes of shares, consisting of Ordinary Shares, Series A Shares and Series A-1 Shares.
4.2
References in these articles of association to shares or shareholders without further specification shall be understood to mean Ordinary Shares, Series A Shares and Series A-1 Shares or the holders thereof, respectively.

4.3	The shares shall be registered shares and shall be numbered consecutively, the Ordinary Shares starting from 1, the Series A Shares starting from A1 and Series A-1 Shares starting from A1-1.".
5	Amendment E

Article 5 is amended and shall read as follows:

"SHARES - CONVERSION

Article 5

5.1	Preferred Shares can be converted into Ordinary Shares.
5.2
Notwithstanding any rights to convert Preferred Shares into Ordinary Shares as set forth in the Shareholders Agreement, any holder of Preferred Shares shall be entitled, by notice in writing to the Company, to require conversion into Ordinary Shares of all or any of the fully paid in Preferred Shares held by such holder at any time and such Preferred Shares shall convert automatically on the date of such notice (Conversion Date); provided, however, such holder may in such notice state that conversion of its Preferred Shares into Ordinary Shares is conditional upon the occurrence of one or more events (Conditions) and, in such case, such Preferred Shares shall convert automatically on the satisfaction of all such Conditions.

5.3	In the event of conversion, each Preferred Share shall be converted into one (1) Ordinary Share, unless otherwise required by the Shareholders Agreement.
5.4
Following a resolution of the meeting of holders of Preferred Shares, such meeting can also send a notice in writing to the Company, to require conversion into Ordinary Shares of all of the fully paid in Preferred Shares. Such Preferred Shares shall convert automatically on the date of such notice (such date also being the Conversion Date); provided, however, the meeting may in such notice state that conversion of the Preferred Shares into Ordinary Shares is conditional upon the occurrence of one or more Conditions, and in such case, the Preferred Shares shall convert automatically on the satisfaction of all such Conditions.

5.5
The Management Board shall immediately upon receipt of the notice as referred to in Article 5.2 and/or 5.4, confirm that the conversion has taken place and stating the effective date, by means of a resolution of which a copy shall be sent to all Shareholders, and subsequently update the shareholders register of the Company as referred to in Article 7.".

6	Amendment F
Article 8, paragraph 1 is amended and shall read as follows:

"8.1
Shares may only be issued by the Company pursuant to a resolution of the Management Board and only in accordance with, and subject to the terms and conditions of, the Shareholders Agreement. The authority to issue Shares may not be transferred to another company body.".

7	Amendment G
Article 15, paragraph 1 is amended and shall read as follows:

"15.1	The Company shall have a Management Board consisting up to (4) managing directors. Both natural persons and legal entities may be managing directors.".
8	Amendment H
Article 15, paragraph 3 is amended and shall read as follows:

"15.3
For so long as the holders of Series A Shares are entitled to appoint a managing director (or similar) pursuant to the Shareholders Agreement, the meeting of the holders of Preferred Shares may appoint one (1) managing director, which managing director may at any time be suspended or removed by the meeting of holders of Preferred Shares collectively.".

9	Amendment I
Article 25, paragraph 1 is amended and shall read as follows:

"25.1
The profits as determined through the adoption of the annual accounts shall be at the disposal of the General Meeting, subject in all cases to the terms and conditions of the Shareholders Agreement. Subject to the terms and conditions of the Shareholders Agreement, the General Meeting may decide to make a distribution, to the extent that the shareholders’ equity exceeds the reserves that must be maintained by law.".

Final statements

Finally, the person appearing declared that:

(a)
immediately prior to the subject amendment to the articles of association taking effect, the entire issued and outstanding capital of the Company amounted to twelve thousand five hundred United States dollar (USD 12,500), divided into nine million five hundred thousand Ordinary Shares in the capital of the Company, with a nominal value of one thousandth United States dollar (USD 0.001) each, numbered 1 up to and including 9,500,000, and three million (3,000,000) Series A Shares in the capital of the Company, with a nominal value of one thousandth United States dollar (USD 0.001) each, numbered A1 up to and including A3,000,000;

(b)
through the subject amendment to the articles of association taking effect, such in connection with the deed of conditional issuance of shares in the capital of the Company, executed before R. van Bork, aforementioned, on the 7 day of November two thousand nineteen, the entire issued and outstanding capital of the Company equals thirteen thousand eight hundred thirty United States dollar and seventy-one United States dollar cent (USD 13,830.71), divided into nine million five hundred thousand Ordinary Shares in the capital of the Company, with a nominal value of one thousandth United States dollar (USD 0.001) each, numbered 1 up to and including 9,500,000, four million (4,000,000) Series A Shares in the capital of the Company, with a nominal value of one thousandth United States dollar (USD 0.001) each, numbered A1 up to and including A4,000,000 and three hundred thirty thousand seven hundred nine (330,709) Series A-1 Shares in the capital of the Company, with a nominal value of one thousandth United States dollar (USD 0.001) each, numbered A1-1 up to and including A1-330,709.

End

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.